UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 15, 2004

nSTOR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12895	95-2094565

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6190 Corte Del Cedro, Carlsbad California	92009

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(760) 683-2500

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

 Effective November 15, 2004, we entered into a License Agreement with ARIO Data Networks, Inc. (“ARIO”) to grant ARIO an exclusive license to certain intellectual property through June 30, 2006.  The Agreement provides for ARIO to pay us approximately $1 million through the second quarter of 2005, subject to our satisfying certain conditions, including delivery of design and performance specifications within specified time periods.  For a two-year period thereafter, the Agreement requires ARIO to pay us a royalty for each controller ARIO sells to its customers which incorporates our intellectual property.  The total payments ARIO is obligated to make to us cannot exceed $3 million.

The Agreement does not restrict our ability to continue to design, build and sell storage systems, controllers, software or bundled solutions and we have retained ownership of the licensed technology.  With specific exceptions, during the contract term we will not be building, distributing or selling RAID controllers or boards to customers outside our current customer base, without these products being a component of a total nStor storage subsystem.

Item 9.01	Financial Statements, and Exhibits

	(c)	Exhibits
		10.1	License Agreement dated November 15, 2004 by and between the Registrant and ARIO Data Networks, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

nSTOR TECHNOLOGIES, INC.
(Registrant)

Date: November 23, 2004	By:	/s/ Jack Jaiven

Jack Jaiven
Vice President